Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-248593

PROSPECTUS

6,063,534 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 6,063,534 shares of our common stock, which includes 3,429,696 shares of our common stock issuable upon the exercise of outstanding warrants, which are held by the selling stockholders named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders identified in this prospectus, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates, may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution”. We have agreed to pay certain expenses incurred in connection with the registration of these shares, however, we will not be paying any commissions in connection with any offering of shares of common stock under this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “TCON.” On September 11, 2020, the last reported sales price of our common stock was $4.13 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 4 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including those filed after the date hereof.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2020.

ABOUT THIS PROSPECTUS

This prospectus relates to a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus (as supplemented or amended). This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation by Reference” before deciding whether to invest in any of the common stock being offered.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus (as supplemented and amended), including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus before making an investment decision.

Unless the context indicates otherwise, as used in this prospectus, the terms “TRACON,” “the Company,” “we,” “us” and “our” refer to TRACON Pharmaceuticals, Inc., a Delaware corporation. This prospectus or information incorporated by reference in this prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to or incorporated by reference in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and utilizing our product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the United States.

In December 2019, we entered into a collaboration and clinical trial agreement (the Envafolimab Collaboration Agreement) with 3D Medicines Co., Ltd. (3D Medicines) and Jiangsu Alphamab Biopharmaceuticals Co., Ltd. (Alphamab) for the development of envafolimab, also known as KN035, an investigational PD-L1 single-domain antibody (sdAb) administered by subcutaneous injection for the treatment of soft tissue sarcoma in North America. We intend to initiate a potentially registration-enabling pivotal study of envafolimab in the sarcoma subtypes of undifferentiated pleomorphic sarcoma (UPS) and myxofibrosarcoma (MFS), called the ENVASARC trial, in the second half of 2020.  On May 8, the U.S. Food and Drug Administration (FDA) agreed with the design and primary endpoint of objective response rate (ORR) of the ENVASARC trial during a PDUFA Type B meeting. The trial will include one cohort of approximately 80 patients who will receive single agent treatment with envafolimab and a second cohort of approximately 80 patients who will receive envafolimab in combination with Yervoy® (ipilimumab), a checkpoint inhibitor marketed by Bristol-Myers Squibb (BMS), with the primary endpoint in each of the cohorts being ORR.  Achieving the primary endpoint of ORR could be the basis for accelerated approval of envafolimab by the FDA as a single agent and/or in combination with Yervoy. The trial will provide at least 86% power to demonstrate the primary endpoint of ORR is greater than 5% in each cohort, which is greater than the 4% ORR of Votrient® (pazopanib) reported in soft tissue sarcoma in its package insert. Votrient is the only approved treatment for refractory soft tissue sarcoma, which includes UPS and MFS. Nine or more objective responses among the 80 patients expected to enroll in cohort A or cohort B would be sufficient to demonstrate envafolimab or envafolimab combined with Yervoy, respectively, have an ORR that is statistically superior to the 4% ORR reported for Votrient in soft tissue sarcoma in its package insert.

We estimate disclosing a summary of the independent data monitoring committee decisions following reviews of interim data in 2021, having a final response assessment in 2022, and, assuming positive data, submitting a biologics license application (BLA) for accelerated approval in 2023. Additionally, assuming positive data from the ENVASARC trial, we plan to initiate a trial in multiple soft tissue sarcoma subtypes, which could include biomarker directed enrollment, to expand the target patient population. In May 2020, we announced the presentation of positive clinical data for envafolimab at the 2020 American Society of Clinical Oncology (ASCO) Virtual Scientific Program by our partners 3D Medicines and Alphamab. The pivotal Phase 2 trial enrolled 103 patients with metastatic microsatellite instability-high or mismatch repair deficient (MSI-H/dMMR) colorectal (CRC), gastric cancer (GC) or other advanced solid tumors, in an open label format with efficacy endpoints, including the primary endpoint of confirmed ORR determined by independent central review. MSI-H/dMMR status was assessed centrally for CRC and GC and locally for other tumors. The trial was conducted at multiple clinical sites in China. The confirmed ORR in MSI-H/dMMR colorectal cancer patients treated with envafolimab who failed a fluoropyrimidine, oxaliplatin and irinotecan reported at ASCO 2020 was 28.2%, which was nearly identical to the 28% confirmed ORR reported in MSI-H/dMMR colorectal cancer patients who failed a fluoropyrimidine, oxaliplatin, and irinotecan in the Opdivo package insert and the 27.9% confirmed ORR reported for Keytruda in MSI-H/dMMR CRC patients who failed a fluoropyrimidine, oxaliplatin and irinotecan in cohort A of KEYNOTE-164, a Phase 2 trial of Keytruda in MSI-H/dMMR patients. The frequency of the immune related adverse events of colitis and pneumonitis was lower in patients treated with envafolimab than the frequency of colitis and pneumonitis reported in trials of other PD-1 or PD-L1 checkpoint inhibitors.

Our other clinical stage oncology product candidates include TRC102, which is a small molecule that is in Phase 1 and Phase 2 clinical development for the treatment of mesothelioma, lung cancer and solid tumors, TRC253, which is a Phase 3 ready small molecule for the treatment of metastatic castration-resistant prostate cancer that we licensed from Janssen Pharmaceutica N.V. (Janssen), and TJ004309, which is a CD73 antibody in Phase 1 clinical development for the treatment of solid tumors, that we licensed from I-Mab Biopharma (I-Mab) in November 2018.

We utilize a product development platform that emphasizes capital efficiency. Our experienced clinical operations, data management, quality assurance, product development and regulatory affairs groups manage significant aspects of our clinical trials with internal resources. We use these internal resources to minimize the costs associated with utilizing contract research organizations, or CROs, to conduct clinical trials. In our experience, this model has resulted in capital efficiencies and improved communication with clinical trial sites, which expedites patient enrollment and improves the quality of patient data as compared to a CRO-managed model. We have leveraged this platform in all of our sponsored clinical trials. We have also leveraged our product development platform to diversify our product pipeline without payment of upfront license fees through license agreements with 3D Medicines and Alphamab, I-Mab, and Janssen. We continue to evaluate ex-U.S. companies who would benefit from a rapid and capital-efficient U.S. drug development solution that includes U.S. and European Union (EU) clinical development expertise. We believe we will continue to be recognized as a preferred U.S. clinical development partner through a cost- and risk-sharing partnership structure, which may include U.S. commercialization.

  Corporate Information

We were incorporated in the state of Delaware in October 2004 as Lexington Pharmaceuticals, Inc. and we subsequently changed our name to TRACON Pharmaceuticals, Inc. in March 2005, at which time we relocated to San Diego, California. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122, and our telephone number is (858) 550‑0780. Our corporate website is www.traconpharma.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 6,063,534 shares of our common stock, which includes 3,429,696 shares of our common stock issuable upon the exercise of outstanding warrants.  The shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised. Our common stock is currently listed on the Nasdaq Capital Market under the symbol “TCON.” Shares of common stock that may be offered under this prospectus, when issued and paid for in the case of shares issuable upon exercise of the outstanding warrants, will be fully paid and non-

assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the shares underlying the warrants issued to the selling stockholders pursuant to the securities purchase agreements we entered into with the selling stockholders on August 26, 2020 and August 28, 2020, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the securities purchase agreements and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement to which this prospectus relates. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “pro forma,” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, technology enhancements, possible collaborations, possible changes in legislation and other statements that are not historical. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in any applicable prospectus supplement and any documents incorporated by reference herein or therein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus and the information incorporated by reference in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or in any prospectus supplement or any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of the common stock pursuant to this prospectus. However, in the case of warrants issued to the selling stockholders pursuant to the securities purchase agreements dated August 26, 2020 and August 28, 2020, upon any exercise of these warrants for cash, the selling stockholders would pay us an exercise price of $0.01 per share of common stock, subject to any adjustment pursuant to the terms of the warrants. We expect to use any such warrant exercise proceeds primarily for working capital and general corporate purposes. These warrants are also exercisable on a cashless basis by net exercise under certain conditions contained therein. If any of these warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such cashless exercise of a warrant.

SELLING STOCKHOLDERS

On August 26, 2020 and August 28, 2020, we entered into securities purchase agreements with the selling stockholders pursuant to which we issued and sold in private placements an aggregate of (a)  2,633,838 shares of our common stock and (b) pre-funded warrants to purchase 3,429,696 shares of common stock to certain selling stockholders whose purchase of shares of common stock would otherwise have resulted in such selling stockholder, together with its affiliates, beneficially owning more than 9.99% of our outstanding shares of common stock immediately following the applicable closing.  The aggregate purchase price of the securities sold in the private placements was approximately $10.0 million. Pursuant to the securities purchase agreements, we agreed to file the registration statement to which this prospectus relates to cover the resale of the shares of our common stock and the warrant shares issuable upon exercise of the warrants issued to the selling stockholders pursuant to the securities purchase agreements, and to keep such registration statement effective with respect to each selling stockholder until the earlier to occur of (i) the third anniversary of the effective date of the registration statement to which this prospectus relates, (ii) the date on which all of the shares and warrants shares held by such selling stockholder (other than a selling stockholder that would beneficially own more than 10% of our outstanding shares of common stock, assuming all warrant shares held by such selling stockholder are outstanding) may be sold under Rule 144 under the Securities Act within a three month period or, (iii) immediately prior to the closing of a change in control.  The warrants are exercisable for a period of seven years. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits, stock dividends, reclassifications and the like.  The warrant shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised.  We cannot predict when or whether any of the selling stockholders will exercise their warrants.

We are registering the resale of the above-referenced shares to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of common stock issued to the selling stockholders pursuant to the securities purchase agreements, plus the total number of shares of common stock issuable upon exercise of the warrants issued to the selling stockholders.  Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of our common stock and the warrant shares issuable upon exercise of the warrants issued to the selling stockholders pursuant to the securities purchase agreements, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the securities purchase agreements and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement to which this prospectus relates.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of our common stock covered hereby may be offered from time to time by the selling stockholders.

The following table sets forth the name of each selling stockholder, the number and percentage of our common stock beneficially owned by the selling stockholders as of August 31, 2020, the number of shares of our common stock that may be offered under this prospectus, and the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares of our common stock in the column “Number of Shares Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes that all of the selling stockholders have exercised the warrants in full pursuant to cash exercises and further assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 13,182,653 shares of common stock outstanding as of August 31, 2020 and, with respect to the percentage of shares owned after the offering, on the assumption that all of the selling stockholders have exercised the warrants in full pursuant to cash exercises and therefore that all shares of common stock issuable upon exercise of the warrants were outstanding as of that date. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling stockholders, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

	Prior to Offering			After Offering
Name and Address	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)	Number of Shares Offered(2)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Opaleye L.P. One Boston Place Suite 2600 Boston, MA 02108	1,718,346(3)	13.0%	4,565,444	401,108	3.0%
Watermill Asset Management Corp. 141 Mecox Rd. PO Box 207 Water Mill, NY 11976	1,316,900(4)	9.9%	1,498,090	—	*

* Less than 1%

___________________________

(1) Under the terms of the warrants, the number of shares of our common stock that may be acquired by a selling stockholder upon any exercise of a warrant is limited to the extent necessary to ensure that, following such exercise, such selling stockholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling stockholder for purposes of Section 13(d) of the Exchange Act, beneficially own in excess of 9.99% of the total number of shares of our common stock then issued and outstanding and/or the then combined voting power of all of our voting securities (the “Blockers”). Certain of the Blockers are waivable by the selling stockholders’ on at least 65 days’ prior notice to us up to a maximum percentage of 19.99%.  If the operation of the Blockers currently limits the beneficial ownership of a selling stockholder, such limitation is noted in the footnotes that follow. In addition, as noted in footnote (2), the number of shares shown under the column titled “Number of Shares Offered” is shown without regard to the foregoing limitations on exercise.

(2) The number of shares offered hereby, for each selling stockholder, consists solely of the shares issued to such selling stockholder pursuant to the securities purchase agreements and the shares issuable upon exercise of the warrants issued to such selling stockholder. The shares issuable upon exercise of the warrants will become eligible for sale by the selling stockholders under this prospectus only as the warrants are exercised. In addition, the number of shares offered hereby shown under the column titled “Number of Shares Offered” includes the maximum number of shares issuable upon the exercise of the warrants without regard to the limitations on exercise described in footnote (1) above.

(3) Represents 1,718,346 outstanding shares of common stock owned by Opaleye L.P. and zero of 3,248,506 shares of common stock issuable upon exercise of warrants, which warrants are subject to the exercise limitations described in footnote (1) above. The shares and warrants directly held by Opaleye L.P. are indirectly held by Opaleye Management Inc. and James Silverman (Mr. Silverman), the General Partner of Opaleye L.P. Opaleye L.P., Opaleye Management Inc, and Mr. Silverman share voting and dispositive power with respect to the shares held by Opaleye L.P.

(4) Represents 1,316,900 outstanding shares of common stock owned by Watermill Asset Management Corp. and zero of 181,190 shares of common stock issuable upon exercise of warrants, which warrants are subject to the exercise limitations described in footnote (1) above. Robert W. Postma is President of Watermill Asset Management Corp. and has voting and dispositive power with respect to the shares held by Watermill Asset Management Corp.

Except with respect to the transactions contemplated by the securities purchase agreements as described above, none of the selling stockholders (or their control persons) has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders and issuable upon exercise of the warrants issued to the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time from after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales, to the extent permitted by law;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

We agreed to cause the registration statement to which this prospectus relates to remain effective with respect to each selling stockholder until the earlier to occur of (i) the third anniversary of the effective date of this Registration Statement, (ii) the date on which all of the shares and warrants shares held by such selling stockholder (other than a selling stockholder that would beneficially own more than 10% of our outstanding shares of common stock assuming all warrant shares held by such selling stockholder are outstanding) and registered for resale under this Registration Statement may be sold under Rule 144 under the Securities Act within a three month period or, (iii) immediately prior to the closing of a change in control. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement to which this prospectus relates.

Once sold under the registration statement to which this prospectus relates, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon for us by Cooley LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus relates to a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including TRACON. The address of the SEC website is www.sec.gov.

We maintain a website at www.traconpharma.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the SEC on February 28, 2020;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 13, 2020 and August 5, 2020;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 24, 2020;

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our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 13, 2020, February 7, 2020, February 28, 2020, March 10, 2020, March 13, 2020, March 19, 2020, April 15, 2020, April 24, 2020, May 4, 2020, May 14, 2020, June 11, 2020, August 27, 2020 and August 31, 2020; and

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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on January 27, 2015, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 4350 La Jolla Village Drive, Suite 800, San Diego, California 92122 or telephoning us at (858) 550-0780.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

6,063,534 Shares

Common Stock

PROSPECTUS

September 16, 2020